Exhibit 4.18

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Summary Plan Description

MANDATORY DISTRIBUTION AMENDMENT

(Code Section 401(a)(31)(B))

ARTICLE I

APPLICATION OF AMENDMENT

1.1           Effective Date.  The provisions of this Amendment will apply with respect to distributions made on or after March 28, 2005

1.2           Precedence.  This Amendment supersedes any inconsistent provision of the Plan

ARTICLE II

AUTOMATIC ROLLOVER OF AMOUNTS OVER $1,000

The provisions of the Plan concerning mandatory distributions of amounts not exceeding $5,000 are amended as follows:

In the event of a mandatory distribution greater than $1,000 that is made in accordance with the provisions of the Plan providing for an automatic distribution to a Participant without the Participant’s consent, if the Participant does not elect to have such distribution paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover (in accordance with the direct rollover provisions of the Plan) or to receive the distribution directly, than the Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator

This amendment is executed as follows:

Name of Plan: EXCO Resources, Inc. Employees Savings Trust

Name of Employer: EXCO Resources, Inc.

By:	/s/ J. Douglas Ramsey, Vice President & CFO	Date:	6-8-05
EMPLOYER REPRESENTATIVE